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                                                                    Exhibit 99.2


[WABTEC CORPORATION LOGO]       1001 Air Brake Avenue                 PRESS
                                Wilmerding, PA 15148                  RELEASE
                                Phone: 412.825.1484
                                Fax: 412.825.1789



CONTACT: TIM WESLEY AT (412) 825-1543


          WABTEC REPORTS IMPROVED EARNINGS IN 2003 THIRD QUARTER;
          ANNOUNCES TRANSIT ORDER VALUED AT ABOUT $150 MILLION

               WILMERDING, Pa., Oct. 15, 2003 -- Wabtec Corporation (NYSE: WAB) today reported improved earnings in the third quarter of 2003 and also announced that its Transit Group has received an order, valued at about $150 million, to supply components for New York City subway cars.

               In the 2003 third quarter, Wabtec had earnings per diluted share of 13 cents, compared to 9 cents in the year-ago quarter, primarily due to lower interest expense.

               "We had solid earnings for the third quarter and generated $9 million in cash," said William E. Kassling, Wabtec's chairman. "We expect to finish the year strongly and remain very optimistic about the company's future growth prospects."

          OUTLOOK

               For the fourth quarter, Wabtec continues to expect earnings per diluted share from continuing operations to be between 13 cents and 16 cents, based on its current backlog and the expected timing of new business.

               "We are refining our operating plan for 2004 and expect to forecast continued earnings growth, based on preliminary market indications," said Gregory T.H. Davies, Wabtec's president and chief executive officer. "In the Freight Group, for example, we expect industry freight car deliveries to be as much as 20 percent higher than 2003, which should finish around 30,000 units. And we're forecasting even stronger growth in the new locomotive market, with deliveries expected to exceed 1,000 next year, compared to about 700 in 2003. Our aftermarket freight business will depend on general economic conditions and on freight rail traffic, which continues to be flat. We expect the transit market to be essentially flat in 2004, with very modest growth in the original equipment segment and continued weakness in the aftermarket due to local funding issues. Looking further into the future, we expect solid growth in the transit business in late 2005 and beyond, as we ramp up component production for New York City's historic subway car order." (See below.)

          2003 THIRD QUARTER RESULTS

               Sales increased 4 percent compared to the prior-year quarter. Freight Group sales increased 16 percent, primarily from higher sales of freight car components and commuter locomotives. Sales in the Transit Group decreased 21 percent, primarily due to lower aftermarket sales. Gross margin was 26 percent compared to 26.8 percent, primarily due to normal seasonality and the unfavorable effects of foreign exchange rates on the company's Canadian operations.





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[WABTEC CORPORATION LOGO]       1001 Air Brake Avenue                 PRESS
                                Wilmerding, PA 15148                  RELEASE
                                Phone: 412.825.1484
                                Fax: 412.825.1789


               Selling, general and administrative expenses increased primarily due to higher insurance and medical premiums. Engineering expenses were lower as the company capitalized design engineering costs associated with the New York City transit order. Interest expense decreased due to the lower level of debt and lower interest rates compared to the year-ago quarter, and a charge for the early repayment of bonds in the year-ago quarter.

               Other income improved by $843,000, primarily due to foreign exchange. The company accrued income tax expense at a rate of 36.5 percent, compared to 35 percent in the prior-year quarter, reflecting higher effective state tax rates.

               During the quarter, Wabtec generated cash from operations of $9 million and EBITDA of $18 million. At Sept. 30, 2003, the company had debt, net of cash, of $164 million (42 percent of total capital), compared to $194 million (50 percent of total capital) at Sept. 30, 2002.

          NEW YORK CITY TRANSIT ORDER

               WABCO Transit, a Wabtec division, has signed a contract to supply brakes, couplers and current collectors for New York City subway cars to be built by ALSTOM and Kawasaki. The contract is worth about $60 million for the base order of 660 cars. If, as planned, New York City exercises options for an additional 1,040 cars, the total value of this order would be about $150 million. In addition, Wabtec continues to negotiate to supply door assemblies for the cars. Design work on the brakes, couplers and current collectors has already started, with prototypes to be delivered in 2004.

               Wabtec Corporation (www.wabtec.com) is one of North America's largest providers of value-added, technology-based products and services for the rail industry.

               This release contains forward-looking statements, such as statements regarding the company's expectations about future earnings and market conditions. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; lower-than-expected orders for new rolling stock; and other factors contained in the company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

               THE COMPANY WILL CONDUCT A CONFERENCE CALL WITH ANALYSTS AT 1:30 P.M., EASTERN TIME, TODAY. TO LISTEN TO THE CALL VIA WEBCAST, PLEASE GO TO http://www.corporateir.net/ireye/ir_site.zhtml?ticker=WAB&script
          =1010&item_id=796167.

                                       ###





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                                  WABTEC CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

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

                                                                     Third        Third             For the         For the
                                                                    Quarter      Quarter         Nine Months      Nine Months
                                                                     2003          2002              2003            2002
                                                                     ----          ----              ----            ----
Net sales                                                          $ 167,189    $ 161,422          $ 511,568      $ 518,555
Cost of sales                                                       (123,764)    (118,138)          (375,305)      (385,135)
                                                                   ---------    ---------          ---------      ---------
  Gross profit                                                        43,425       43,284            136,263        133,420

Selling,general and administrative expenses                          (23,948)     (22,170)           (72,084)       (69,124)
Engineering expenses                                                  (7,746)      (8,532)           (24,260)       (25,113)
Amortization expense                                                  (1,084)      (1,412)            (3,129)        (4,246)
                                                                   ---------    ---------          ---------      ---------
  Total operating expenses                                           (32,778)     (32,114)           (99,473)       (98,483)
                                                                   ---------    ---------          ---------      ---------
     Income from operations                                           10,647       11,170             36,790         34,937

Interest expense                                                      (2,433)      (4,943)            (7,230)       (15,832)
Other income (expense), net                                              526         (317)            (3,283)        (1,822)
                                                                   ---------    ---------          ---------      ---------
     Income from continuing operations before income taxes             8,740        5,910             26,277         17,283

Income tax expense                                                    (3,190)      (2,068)            (9,591)        (6,049)
                                                                   ---------    ---------          ---------      ---------
     Income from continuing operations                                 5,550        3,842             16,686         11,234

Discontinued operations
     Income from discontinued operations (net of tax)                     53           48                126            229
     Loss on sale of discontinued operations (net of tax)                  -            -                  -           (529)
                                                                   ---------    ---------          ---------      ---------
Total discontinued operations                                             53           48                126           (300)
                                                                   ---------    ---------          ---------      ---------

Income before cumulative effect of accounting change                   5,603        3,890             16,812         10,934

Cumulative effect of accounting change, net of tax                         -            -                  -        (61,663)
                                                                   ---------    ---------          ---------      ---------

     Net income (loss)                                             $   5,603    $   3,890          $  16,812      $ (50,729)
                                                                   =========    =========          =========      =========


                           EARNINGS (LOSS) PER COMMON SHARE
                                         BASIC

     Income from continuing operations                             $    0.13    $    0.09          $    0.38      $    0.26
     Income (loss) from discontinued operations                            -            -                  -          (0.01)
     Income before cumulative effect of accounting change               0.13         0.09               0.39           0.25
     Cumulative effect of accounting change, net of tax                    -            -                  -          (1.42)
     Net income (loss)                                             $    0.13    $    0.09          $    0.39      $   (1.17)

                                        DILUTED

     Income from continuing operations                             $    0.13    $    0.09          $    0.38      $    0.26
     Income (loss) from discontinued operations                            -            -                  -          (0.01)
     Income before cumulative effect of accounting change               0.13         0.09               0.38           0.25
     Cumulative effect of accounting change, net of tax                    -            -                  -          (1.41)
     Net income (loss)                                             $    0.13    $    0.09          $    0.38      $   (1.16)

Weighted average shares outstanding
       Basic                                                          43,553       43,361             43,480         43,267
                                                                   =========    =========          =========      =========
       Diluted                                                        44,175       43,615             43,813         43,587
                                                                   =========    =========          =========      =========

                                   SALES BY SEGMENT

Freight Group                                                      $ 124,412    $ 107,087          $ 375,624      $ 322,454
Transit Group                                                         42,777       54,335            135,944        196,101
                                                                   ---------    ---------          ---------      ---------
          Total                                                    $ 167,189    $ 161,422          $ 511,568      $ 518,555
                                                                   =========    =========          =========      =========

                                 EBITDA RECONCILIATION

Net income (loss)                                                    $ 5,603      $ 3,890           $ 16,812      $ (50,729)
Interest expense                                                       2,433        4,943              7,230         15,832
Income tax expense                                                     3,190        2,068              9,591          6,049
Cumulative effect of accounting change, net of tax                         -            -                  -         61,663
Depreciation                                                           5,404        4,842             15,208         15,021
Amortization                                                           1,084        1,412              3,129          4,246
                                                                   ---------    ---------          ---------      ---------

         EBITDA                                                    $  17,714    $  17,155          $  51,970      $  52,082
                                                                   =========    =========          =========      =========

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